Exhibit 10.4

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made effective the    day of            , 2014 by and between NAVIOS MARITIME MIDSTREAM PARTNERS L.P., a limited partnership duly organized and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 (“Navios Maritime Midstream”) and NAVIOS TANKERS MANAGEMENT INC., a company duly organized and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MII96960 (“NTM”).

WHEREAS:

A.	Navios Maritime Midstream, a limited partnership whose common units will be listed and will trade on the New York Stock Exchange, owns vessels and requires certain administrative support services for the operation of its fleet; and

B.	Navios Maritime Midstream wishes to engage NTM to provide such administrative support services to Navios Maritime Midstream on the terms set out herein.

NOW THEREFORE, the parties agree that, in consideration for NTM providing the administrative support services set forth in Schedule A to this Agreement (the “Services”), and subject to the Terms and Conditions set forth in Article I attached hereto, Navios Maritime Midstream shall pay to NTM for the costs and expenses reasonably incurred by NTM in the manner provided for in Schedule B to this Agreement (the “Costs and Expenses”).

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized signatories with effect on the date first above written.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

By:

	Name:	Angeliki Frangou
	Title:	Chairman of the Board and Chief Executive Officer

NAVIOS TANKERS MANAGEMENT INC.

By:

Name:
Title:

SIGNATURE PAGE

ADMINISTRATIVE SERVICES AGREEMENT

ARTICLE I.

TERMS AND CONDITIONS

Section 1. Definitions. In this Agreement, the term:

“Additional Vessels” means the Optional Vessels and any other vessel of similar size and type the management of which, after its acquisition by Navios Maritime Midstream, may be entrusted from time to time to NTM. Any such Additional Vessel for the purpose of this Agreement shall also be referred to herein as Vessels;

“Change of Control” means with respect to any entity, an event in which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), except Navios Maritime Acquisition Corporation, Navios Maritime Holdings and Angeliki Frangou, who did not immediately before such acquisition own securities of the entity entitling such person or group to elect such majority (and for the purpose of this definition, any such securities held by another person who is related to such person shall be deemed to be owned by such person);

“Closing Date” means the closing date of the initial public offering of common units representing limited partner interests of Navios Maritime Midstream;

“Costs and Expenses” has the meaning set forth in the recitals to this Agreement;

“Due Date” has the meaning set forth on Schedule B to this Agreement;

“LIBOR” means the London Interbank Offered Rate;

“Limited Partnership Agreement” means the agreement of limited partnership of Navios Maritime Midstream, dated as of             , 2014, as from time to time amended;

“Midstream Group” means Navios Maritime Midstream, NGP and subsidiaries of Navios Maritime Midstream;

“Navios Maritime Midstream” has the meaning set forth in the preamble to this Agreement;

“NGP” means Navios Maritime Midstream Partners GP LLC, a Marshall Islands limited liability company, which is the sole general partner of Navios Maritime Midstream;

“NTM” has the meaning set forth in the recitals to this Agreement;

“Optional Vessels” means C. Dream, Nave Celeste, Nave Galactic, Nave Quasar, Nave Buena Suerte, Nave Neutrino and Nave Electron;

“Services” has the meaning set forth in the recitals to this Agreement;

“Unitholders” means holders of common units representing limited partner interests in Navios Maritime Midstream; and

“Vessels” means all very large crude carriers, or VLCCs, that are in the ownership of Navios Maritime Midstream on the date of this Agreement and the Additional Vessels.

Section 2. General. NTM shall provide all or such portion of the Services, in a commercially reasonable manner, as Navios Maritime Midstream may from time to time direct, all under the supervision of Navios Maritime Midstream.

Section 3. Covenants. During the term of this Agreement NTM shall:

(a) diligently provide the Services to Navios Maritime Midstream as an independent contractor, and be responsible to Navios Maritime Midstream for the due and proper performance of same;

(b) at the request and under the direction of Navios Maritime Midstream, hire and retain at all times the qualified staff so as to maintain a level of expertise sufficient to provide the Services in Appendix A; and

(c) keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Services in accordance with established general commercial practices and in accordance with United States generally accepted accounting principles, and allow Navios Maritime Midstream and its representatives and its auditors to audit and examine such books, records and accounts at any time during customary business hours.

Section 4. Non-exclusivity. NTM may provide services of a nature similar to the Services to any other person. There is no obligation for NTM to provide the Services to Navios Maritime Midstream on an exclusive basis.

Section 5. Confidential Information. NTM shall be obligated to keep confidential, both during and after the term of this Agreement, all information it has acquired or developed in the course of providing Services under this Agreement, except to the extent disclosure of such information is required by applicable law including, without limitation, applicable securities laws. Navios Maritime Midstream shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by NTM of this obligation. NTM shall not resist such application for relief on the basis that Navios Maritime Midstream has an adequate remedy at law, and NTM shall waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 6. Reimbursement of Costs and Expenses. In consideration for NTM providing the Services, Navios Maritime Midstream shall pay to NTM the Costs and Expenses (excluding out-of-pocket expenses) in the manner provided in Schedule B to this Agreement.

Section 7. General Relationship Between The Parties. The relationship between the parties is that of independent contractor. The parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture or employee relationship between NTM and any one or more of Navios Maritime Midstream or any member of the Midstream Group. NTM will carry out the Services in respect of the Vessels as agents for and on behalf of Navios Maritime Midstream.

Section 8. Indemnity. Navios Maritime Midstream shall indemnify and hold harmless NTM and its employees and agents against all actions, proceedings, claims, demands or liabilities whatsoever and howsoever arising which may be brought against them arising out of, relating to or based upon this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same, provided however that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to the fraud, gross negligence or willful misconduct of NTM or its employees or agents.

Section 9. NO CONSEQUENTIAL DAMAGES. NEITHER NTM NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY NAVIOS MARITIME MIDSTREAM, OR FOR PUNITIVE DAMAGES, WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, FRAUD, MISREPRESENTATION AND OTHER TORTS.

Section 10. Term And Termination. This Agreement is effective as of the Closing Date and shall have an initial term of five (5) years unless terminated by either party hereto on not less than one hundred and twenty (120) days notice if:

(a) in the case of Navios Maritime Midstream, there is a Change of Control of NTM;

(b) in the case of NTM, there is a Change of Control of NGP or Navios Maritime Midstream;

(c) the other party breaches this Agreement in any material respect which remains unremedied;

(d) a receiver is appointed for all or substantially all of the property of the other party;

(e) an order is made to wind-up the other party;

(f) a final judgment, order or decree which materially and adversely affects the ability of the other party to perform this Agreement shall have been obtained or entered against that party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(g) the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.

At any time after the first anniversary of this Agreement, this Agreement may be terminated by either party hereto on not less than three hundred and sixty-five (365) days notice for any reason other than any of the reasons set forth in the immediately preceding paragraph.

Section 11. Costs and Expenses Upon Termination; Rights upon Termination. Upon termination of this Agreement in accordance with Section 10 hereof, Navios Maritime Midstream shall be obligated to pay NTM any and all amounts payable pursuant to Section 6 hereof for Services provided prior to the time of termination and the provisions of Sections 5, 7, 8, 9, and 13-20 shall survive any such termination.

Section 12. Surrender Of Books And Records. Upon termination of this Agreement, NTM shall forthwith surrender to Navios Maritime Midstream any and all books, records, documents and other property in the possession or control of NTM relating to this Agreement and to the business, finance, technology, trademarks or affairs of Navios Maritime Midstream and any member of the Navios Maritime Midstream Group and, except as required by law (including securities laws and regulations), shall not retain any copies of same.

Section 13. Force Majeure. Neither party shall be liable for any failure to perform any of their obligations hereunder by reason of any of the following force majeure events provided the party has made all reasonable efforts to avoid, minimize or prevent the effect of such event:

a)	acts of God;

b)	any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

c)	riots, civil commotion, blockades or embargoes;

d)	epidemics;

e)	earthquakes, landslides, floods or other extraordinary weather conditions;

f)	fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure;

g)	government requisition;

h)	strikes, lockouts or other industrial action, unless limited to the employees of the party seeking to invoke force majeure; or

i)	any other similar cause beyond the reasonable control of either party.

Section 14. Entire Agreement. This Agreement forms the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous agreements, written or oral, with respect to the subject matter hereof.

Section 15. Severability. If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

Section 16. Currency. Unless stated otherwise, all currency references herein are to United States Dollars.

Section 17. Law And Arbitration. This Agreement shall be governed by the laws of England. Any dispute under this Agreement shall be put to arbitration in England, a jurisdiction to which the parties hereby irrevocably submit.

Save as after mentioned, the reference shall be to three arbitrators, one to be appointed by each party and the third by the two arbitrators so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) calendar days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) calendar days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

Section 18. Notice. Notice under this Agreement shall be given (via hand delivery or facsimile) as follows:

If to NAVIOS MARITIME MIDSTREAM:

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Attn: Villy Papaefthymiou

Fax: (011) + (377) 9798-[    ]

If to NTM:

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attn: Anna Kalathaki

Fax: +(30) 210 417-[    ]

Section 19. Assignment. NTM shall not assign this Agreement to any party that is not a subsidiary or affiliate of NTM except upon the written consent of Navios Maritime Midstream.

Section 20. Waiver. The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

Section 21. Counterparts. This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

SCHEDULE A

SERVICES

NTM shall provide the following administrative support services (the “Services”) to Navios Maritime Midstream, at the request and under the direction of Navios Maritime Midstream:

(a) Keep and maintain at all times books, records and accounts which shall contain particulars of receipts and disbursements relating to the assets and liabilities of Navios Maritime Midstream and such books, records and accounts shall be kept pursuant to normal commercial practices that will permit Navios Maritime Midstream to prepare or cause to be prepared financial statements in accordance with U.S. generally accepted accounting principles and in each case shall also be in accordance with those required to be kept by Navios Maritime Midstream under applicable federal securities laws and regulations in the United States and as Navios Maritime Midstream is required to keep and file under applicable foreign taxing regulations and the U.S. Internal Revenue Code and the regulations applicable with respect thereto, all as amended from time to time;

(b) Prepare all such returns, filings and documents, for review and approval by Navios Maritime Midstream as may be required under the Limited Partnership Agreement as well as such other returns, filings, documents and instruments as may from time to time be requested or instructed by Navios Maritime Midstream; and file such documents, as applicable, as directed by Navios Maritime Midstream with the relevant authority;

(c) Provide, or arrange for the provision of, advisory services to Navios Maritime Midstream with respect to Navios Maritime Midstream’s obligations under applicable securities laws and regulations in the United States and assist Navios Maritime Midstream in arranging for compliance with continuous disclosure obligations under applicable securities laws and regulations and the rules and regulations of the New York Stock Exchange and any other securities exchange upon which Navios Maritime Midstream’s securities are listed, including the preparation for review, approval and filing by Navios Maritime Midstream of reports and other documents with all applicable regulatory authorities, provided that nothing herein shall permit or authorize NTM to act for or on behalf of Navios Maritime Midstream in its relationship with regulatory authorities except to the extent that specific authorization may from time to time be given by Navios Maritime Midstream;

(d) Provide, or arrange for the provision of, advisory, clerical and investor relations services to assist and support Navios Maritime Midstream in its communications with its Unitholders, including in connection with disclosures that may be required for regulatory compliance to its Unitholders and the wider financial markets, as Navios Maritime Midstream may from time to time request or direct, provided that nothing herein shall permit or authorize NTM to determine the content of any such communications by Navios Maritime Midstream to its Unitholders and the wider financial markets;

(e) At the request and under the direction of Navios Maritime Midstream, handle, or arrange for the handling of, all administrative and clerical matters in respect of (i) the call and arrangement of all meetings of the Unitholders pursuant to the Limited Partnership Agreement, (ii) the preparation of all materials (including notices of meetings and information circulars) in respect thereof and (iii) the submission of all such materials to Navios Maritime Midstream in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that Navios Maritime Midstream has full opportunity to review, approve, execute and return them to NTM for filing or mailing or other disposition as Navios Maritime Midstream may require or direct;

(f) Provide, or arrange for the provision of, or secure sufficient and necessary office space, equipment and personnel including all accounting, clerical, secretarial, corporate and administrative services as may be reasonably necessary for the performance of Navios Maritime Midstream’s business;

(g) Arrange for the provision of such audit, accounting, legal, insurance and other professional services as are reasonably required by Navios Maritime Midstream from time to time in connection with the discharge of its responsibilities under the Limited Partnership Agreement, to the extent such advice and analysis can be reasonably provided or arranged by NTM, provided that nothing herein shall permit NTM to select the auditor of Navios Maritime Midstream, which shall be selected in accordance with the provisions for the appointment of the auditor pursuant to the Limited Partnership Agreement or as otherwise be required by law governing Navios Maritime Midstream, or to communicate with the auditor other than in the ordinary course of making such books and records available for review as the auditors may require and to respond to queries from the auditors with respect to the accounts and statements prepared by, or arranged by, NTM, and in particular NTM will not have any of the authorities, rights or responsibilities of the audit committee of Navios Maritime Midstream, but shall provide, or arrange for the provision of, information to such committee as may from time to time be required or requested; and provided further that nothing herein shall entitle NTM to retain legal counsel for Navios Maritime Midstream unless such selection is specifically approved by NTM;

(h) Provide, or arrange for the provision of, such assistance and support as Navios Maritime Midstream may from time to time request in connection with any new or existing financing for, or other commercial relationships for, Navios Maritime Midstream, such assistance and support to be provided in accordance with the direction, and under the supervision of Navios Maritime Midstream;

(i) Provide, or arrange for the provision of, such administrative and clerical services as may be required by Navios Maritime Midstream to support and assist Navios Maritime Midstream in considering any future acquisitions or divestments of assets of Navios Maritime Midstream or other commercial transactions and the integration of any assets or businesses acquired by the Partnership, all under the direction and under the supervision of Navios Maritime Midstream;

(j) Provide, or arrange for the provision of, such support and assistance to Navios Maritime Midstream as Navios Maritime Midstream may from time to time request in connection with any future offerings of equity or debt securities that Navios Maritime Midstream may at any time determine is desirable for Navios Maritime Midstream, all under the direction and supervision of Navios Maritime Midstream;

(k) Provide, or arrange for the provision of, at the request and under the direction of Navios Maritime Midstream, such communications to the transfer agent for Navios Maritime Midstream as may be necessary or desirable;

(1) Prepare and provide, or arrange for the preparation and provision of, regular cash reports and other accounting information for review by Navios Maritime Midstream, so as to permit and enable Navios Maritime Midstream to make all determinations of financial matters required to be made pursuant to the Limited Partnership Agreement, including the determination of amounts available for distribution by Navios Maritime Midstream to its Unitholders, and to assist Navios Maritime Midstream in making arrangements with the transfer agent for Navios Maritime Midstream for the payment of distributions to the Unitholders in accordance with the Limited Partnership Agreement;

(m) Provide, or arrange for the provision of, such assistance to Navios Maritime Midstream as Navios Maritime Midstream may request or direct with respect to the performance of the obligations to the Unitholders under the Limited Partnership Agreement and to provide monitoring of various obligations and rights under agreements entered into by Navios Maritime Midstream and provide advance reports on a timely basis to Navios Maritime Midstream advising of steps, procedures and compliance issues under such agreements, so as to enable Navios Maritime Midstream to make all such decisions as would be necessary or desirable thereunder;

(n) Provide, or arrange for the provision of, such additional administrative and clerical services pertaining to Navios Maritime Midstream, the assets and liabilities of Navios Maritime Midstream and the Unitholders and matters incidental thereto as may be reasonably requested by Navios Maritime Midstream from time to time;

(o) Negotiate and arrange, at the request and under the direction of Navios Maritime Midstream, for interest rate swap agreements, foreign currency contracts, forward exchange contracts and any other hedging arrangements;

(p) Provide, or arrange for the provision of, information technology services;

(q) Maintain, or arrange for the maintenance of, Navios Maritime Midstream’s and Navios Maritime Midstream’s subsidiaries’ existence and good standing in necessary jurisdictions;

(r) Negotiate, at the request and under the direction of Navios Maritime Midstream, loan and credit terms with lenders and monitor and maintain compliance therewith;

(s) Provide, or arrange for the provision of, at the request and under the direction of Navios Maritime Midstream, cash management and services, including assistance with preparation of budgets, overseeing banking services and bank accounts and arranging for the deposit of funds; and

(t) Monitor the performance of investment managers.

SCHEDULE B

COSTS AND EXPENSES

Within thirty (30) days after the end of each month, NTM shall submit to Navios Maritime Midstream an invoice for all Costs and Expenses (excluding out-of-pocket expenses) in connection with the provision of the Services listed in Schedule A by NTM to Navios Maritime Midstream for such month. Each statement will contain such supporting detail as may be reasonably required to validate such amounts due.

Navios Maritime Midstream shall make payment within fifteen (15) days of the date of each invoice (any such day on which a payment is due, the “Due Date”). All invoices for Services are payable in U.S. dollars. All amounts not paid within 10 days after the Due Date shall bear interest at the rate of 1.00% per annum over US$ LIBOR from such Due Date until the date payment is received in full by NTM.

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